UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): January 23, 2003


                    Federal Agricultural Mortgage Corporation
                   -------------------------------------------
              (Exact name of registrant as specified in its charter)


      Federally chartered
       instrumentality of
       the United States               0-17440              52-1578738
-------------------------------     ------------        ------------------
(State or other jurisdiction of     (Commission          (I.R.S. Employer
 incorporation or organization)     File Number)        Identification No.)



1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.            20036
-----------------------------------------------------------         ------------
        (Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99    Press release dated January 23, 2003.

Item 9.  Regulation FD Disclosure.

     On January 23, 2003, the Registrant issued a press release to announce the Registrant's financial results for fourth quarter 2002. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                       Name:   Jerome G. Oslick
                                       Title:  Vice President - General Counsel




Dated:      January 24, 2003

                                  EXHIBIT INDEX

Exhibit No.               Description                                Page No.
-----------               -----------                                --------
    99                    Press Release Dated January 23, 2003          5

                                                                     Exhibit 99



                                 FARMER MAC NEWS


FOR IMMEDIATE RELEASE                                         CONTACT
---------------------                                       -------------
January 23, 2003                                            Jerome Oslick
                                                            202-872-7700


                  Farmer Mac Posts Solid Fourth Quarter Results

                   New Volume Exceeded $2 Billion for the Year


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced it achieved net income for fourth quarter 2002 of $2.8 million, or $0.23 per diluted share, and net income of $21.3 million, or $1.77 per diluted share, for the year. Excluding extraordinary gains and losses, net income was $4.1 million, or $0.34 per diluted share, and $20.4 million, or $1.69 per diluted share for fourth quarter 2002 and the year, respectively. Later in this release, Farmer Mac provides supplemental information about the impact of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which reduced net income by $1.8 million in fourth quarter 2002 and $2.5 million for the year.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's solid fourth quarter performance confirms the soundness of its business approach and its financial strength as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners. We grew our 2002 new business volume by more than $2 billion, a 38% increase over the previous year and a new annual record.

     "We are pleased with our business growth and financial performance during 2002, even though both were dampened by the effects of adverse publicity related to misinformation published in the media and on the internet. Current and prospective customers' interest in our business has picked up and earnings were helped by the receipt of yield maintenance payments that resulted from the declining interest rate environment throughout 2002. As we look forward to 2003, we are seeing slower borrower prepayments which, while representing an expected reduction of income related to the yield maintenance income that accompanies such prepayments, is a positive indicator of a longer-term stream of future interest income.

     "Overall, we are gratified by the performance of the portfolio of loans underlying our guarantees and Long-Term Standby Purchase Commitments ("LTSPCs"). As we have noted in the past, Farmer Mac anticipates fluctuations in loan delinquencies, both in absolute dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year, due to the semi-annual payment characteristics of most Farmer Mac loans. Consistent with that pattern, delinquencies at the end of the fourth quarter were lower than they were as of September 30, 2002 in both dollar and percentage terms. On a year-to-year basis, the absolute dollar amount of delinquencies increased and the percentage of delinquencies decreased, as expected. These trends resulted from the continued maturation of a significant segment of Farmer Mac's portfolio into its expected peak default years and the growth of the loan portfolio.

     "While Farmer Mac's financial condition and business prospects are solid, current circumstances make it too early to comment on the market analyst's current projection for its financial performance in 2003."

Net Interest Income

     Net interest income was $8.7 million for fourth quarter 2002 and $35.0 million for the year, compared to $7.2 million and $26.9 million for the same periods in 2001. The net interest yield, which does not include guarantee fees for loans purchased prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was 88 basis points for fourth quarter 2002, compared to 88 basis points for fourth quarter 2001. The net interest yields for fourth quarter 2002 and fourth quarter 2001 included the benefits of yield maintenance payments of 5 basis points and 4 basis points, respectively. For 2002, the effects on net income and diluted earnings per share resulting from yield maintenance payments were $2.1 million and $0.17, respectively. The effect of FAS 140 for fourth quarter 2002 was a reclassification of approximately $1.1 million (11 basis points) of guarantee fee income as interest income compared to an immaterial amount for fourth quarter 2001. Adjusted to eliminate the effects of both yield maintenance and the effects of FAS 140, the net interest yields for fourth quarter 2002 and the year ended December 31, 2002 were 72 basis points and 78 basis points, respectively. Those figures compare to 84 basis points and 80 basis points for fourth quarter 2001 and the year ended December 31, 2001, respectively.

Guarantee Fees

     Guarantee fees, which include commitment fees, were $5.1 million for fourth quarter 2002 and $19.3 million for the year - both new records. This compares to $4.5 million and $15.8 million for fourth quarter 2001 and the year ended December 31, 2001, respectively. The relative increase in guarantee fees reflects an increase in the average balance of outstanding guarantees and commitments. For fourth quarter 2002, $1.1 million of guarantee fee income was reclassified as interest income in accordance with FAS 140. That amount compares to an immaterial amount for fourth quarter 2001.

Operating Expenses

     For presentation in the Consolidated Statements of Operations beginning with fourth quarter 2002, Farmer Mac has segregated its Provision for Losses into two components:

o Provision for Loan Losses, which records probable losses on loans held for investment and is presented as a reduction to Net Interest Income; and

o Provision for Losses, which records probable losses on loans underlying Farmer Mac I Guaranteed Securities and LTSPCs and is presented as a component of Operating Expenses.

Prior period information has been reclassified to conform to the current period presentation. Operating expenses for fourth quarter 2002 totaled $4.2 million compared to $4.1 million for fourth quarter 2001. Although quarterly operating expenses are in line with fourth quarter 2001, they reflect a decrease from third quarter 2002 operating expenses of $5.6 million. The decrease in operating expenses in fourth quarter 2002, compared to third quarter 2002, primarily reflects a decrease in legal and consulting fees as the adverse publicity about Farmer Mac diminished more quickly than anticipated; the actual costs incurred for associated legal and consulting fees for third quarter 2002 were approximately $300,000 less than expected. Nevertheless, events associated with the publicity previously noted could cause Farmer Mac to incur higher than expected legal and consulting fees in future quarters. Management expects general and administrative expenses per quarter in 2003 to range between $1.0 million and $1.2 million. The net change in operating expenses in fourth quarter 2002, compared to fourth quarter 2001, reflects an increase in regulatory fees partially offset by decreases in compensation and general and administrative costs. The Farm Credit Administration ("FCA"), the federal agency with direct regulatory authority over Farmer Mac, has advised Farmer Mac that its regulatory assessment for October 1, 2002 through September 30, 2003 will be an estimated $1.4 million, an increase from the $0.7 million estimate for October 1, 2001 through September 30, 2002, during which actual costs incurred were more than $0.9 million. Operating expenses as a percentage of total revenues, excluding gains and losses on financial derivatives and trading assets, were 31 percent for fourth quarter 2002, compared to 37 percent for third quarter 2002 and 36 percent for fourth quarter 2001.

Provision for Income Taxes

     The provision for income taxes totaled $1.9 million for fourth quarter 2002 and $9.3 million for the year, compared to $2.3 million and $8.4 million for the same periods in 2001. The decrease in Farmer Mac's effective tax rate from 33.1 percent in 2001 to 29.9 percent in 2002 reflects the effects of certain tax-advantaged investment securities.

Extraordinary Item

     During fourth quarter 2002, Farmer Mac recognized a net after-tax extraordinary loss of $1.3 million resulting from the repurchase of $41.0 million of outstanding Farmer Mac debt. As with previous repurchases during 2002, the debt securities repurchased were replaced with new funding to the same maturity dates at more attractive interest rates. This preserves Farmer Mac's asset-liability match and reduces future interest expense. The combined net after-tax extraordinary gain resulting from the repurchase of outstanding Farmer Mac debt in 2002 was $0.9 million.

Capital

     Farmer Mac's core capital totaled $184.0 million as of December 31, 2002, compared to $126.0 million as of December 31, 2001 and $181.1 million as of September 30, 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income. Farmer Mac's core capital as of December 31, 2002 exceeded the statutory minimum capital requirement of $137.1 million by $46.9 million.

     The Corporation is required to meet the capital standards of a risk-based capital stress test promulgated by the FCA ("RBC test"). That test determines the amount of regulatory capital (core capital plus allowances for losses) Farmer Mac would need to maintain positive capital during a ten-year period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of December 31, 2002, the RBC test generated a regulatory capital requirement of $73.4 million. Farmer Mac's regulatory capital of $204.0 million exceeded that amount by approximately $130.6 million. The $14.0 million increase in the risk-based capital requirement from September 30, 2002 ($59.4 million) to December 31, 2002 was a result of the growth of Farmer Mac's loan portfolio. The Corporation is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

     Average return on common equity excluding extraordinary items was 10.6 percent for fourth quarter 2002, compared to 16.6 percent for fourth quarter 2001. The effects of FAS 133 and FAS 115 reduced the average return on common equity by 5.4 percent for fourth quarter 2002 and 0.5 percent for fourth quarter 2001.

Credit

     As of December 31, 2002, Farmer Mac I loans purchased, guaranteed or committed to be purchased under its LTSPC Program since the enactment in 1996 of changes to Farmer Mac's statutory charter ("post-1996 Act loans"), both on- and off-balance sheet, that were 90 days or more past due, in foreclosure, in bankruptcy (including loans performing under the original terms of the loan or an approved bankruptcy plan) and REO ("real estate owned") represented 1.54 percent of the current outstanding principal balance of all post-1996 Act loans and totaled $74.1 million (including $12.9 million of loans performing under the original terms of the loan or an approved bankruptcy plan). This compares to
2.03 percent ($91.3 million, including $6.7 million of loans performing under the original terms of the loan or an approved bankruptcy plan) as of September 30, 2002 and 1.70 percent ($59.8 million, including $1.9 million of loans performing under the original terms of the loan or an approved bankruptcy plan) as of December 31, 2001. The year-to-year increase in dollars of delinquencies reflects the continued maturation of a significant segment of Farmer Mac's portfolio into its expected peak default years. The year-to-year decline in the ratio of delinquencies to outstanding guarantees and commitments reflects the growth of the portfolio.

     Farmer Mac conducts loan-by-loan analyses of delinquencies to update or discount the value of the collateral supporting each individual loan relative to the total amount due, including principal, interest and expenses. In the event that the revised collateral value does not support the total amount due, Farmer Mac allocates a specific allowance to the loan. Farmer Mac charges off losses against its allowance for losses when management believes a loss has occurred, but no later than when the Corporation takes possession of the property. As of December 31, 2002, Farmer Mac's loan-by-loan analysis of the revised collateral values for its $74.1 million of delinquent loans indicated that $62.0 million of the delinquent loans were adequately collateralized, while $12.1 million had insufficient collateral to cover principal, interest and expenses. Farmer Mac has specifically allocated $2.0 million of the allowance to those under-collateralized loans. As of December 31, 2002, after the allocation of specific allowances for losses to those under-collateralized loans, Farmer Mac had additional general allowances for losses of $18.0 million, bringing total allowances to $20.0 million.

Based on Farmer Mac's loan-by-loan analyses, loan collection experience, and continuing provisions for the allowance for losses, Farmer Mac believes that ongoing losses will be covered adequately by the allowance for losses. During fourth quarter 2002, Farmer Mac charged off $1.3 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. Farmer Mac's total provision for losses was $2.1 million for fourth quarter 2002, compared to $2.0 million for third quarter 2002 and $2.0 million for fourth quarter 2001. As of December 31, 2002, Farmer Mac's allowance for losses totaled $20.0 million, or 42 basis points on the outstanding post-1996 Act loans, compared to $19.1 million (42 basis points) as of September 30, 2002 and $15.9 million (45 basis points) as of December 31, 2001.

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of December 31, 2002, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 5.9 percent, while a parallel decrease of 100 basis points would have decreased MVE by 7.1 percent. As of December 31, 2002, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 6.8 percent, while a parallel decrease of 100 basis points would have decreased NII by 6.7 percent. Farmer Mac also measures the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. Farmer Mac's MVE and NII were less sensitive to those non-parallel shocks than to parallel shocks. Finally, Farmer Mac's duration gap, a static measure of interest rate risk, was minus 3.6 months as of December 31, 2002.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. Farmer Mac's principal use of derivatives is as an alternative to traditional debt issuance in which it enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term mortgage assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of December 31, 2002, Farmer Mac had $714.1 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 2 to 15 years. In addition, Farmer Mac enters into interest rate swaps to adjust the characteristics of its assets to match more closely the cash flow and duration characteristics of its shorter-term financing thereby reducing interest rate risk. As of December 31, 2002, Farmer Mac had $369.8 million of such interest rate swaps.

     Farmer Mac uses derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of December 31, 2002, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the Consolidated Statements of Operations and Balance Sheets. During fourth quarter 2002, the reduction in net after-tax income resulting from FAS 133 was $1.8 million and the net after-tax decrease in accumulated other comprehensive income was $16.9 million. For fourth quarter 2001, the increases in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $0.2 million and $7.6 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of the development of the secondary market for agricultural mortgage loans; (2) the effect on the agricultural economy resulting from low commodity prices, weak demand for U.S. agricultural products and crop damage from natural disasters; (3) the effect on the agricultural economy of federal assistance for agriculture provided for in the Farm Bill enacted last Spring; (4) the possible effect of the risk-based capital requirement which could, under certain circumstances, be in excess of the statutory minimum capital level; (5) the possible establishment of additional legislative or regulatory restrictions on Farmer Mac; (6) the outcome of the pending analysis of Farmer Mac by the General Accounting Office; and (7) Farmer Mac's continuing access to the debt markets at favorable rates and terms. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission ("SEC") on March 27, 2002, and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's fourth quarter 2002 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Friday, January 24, 2003, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                             Federal Agricultural Mortgage Corporation
                                   Consolidated Balance Sheets
                                         (in thousands)

                                                              December 31,           December 31,
                                                                 2002                    2001
                                                        ---------------------    -------------------
 Assets:
   Cash and cash equivalents                                  $ 723,800              $ 437,831
   Investment securities                                        830,409              1,007,954
   Farmer Mac guaranteed securities                           1,608,507              1,690,049
   Loans                                                        966,123                199,682
     Allowance for loan losses                                   (2,662)                (1,352)
   Real estate owned (net of valuation allowance                  5,031                  2,457
     of $0.6 million and zero)
   Financial derivatives                                              -                     15
   Interest receivable                                           65,276                 56,253
   Guarantee fees receivable                                      5,938                  6,004
   Prepaid expenses and other assets                             20,176                 16,963
                                                        ---------------------    -------------------
    Total assets                                            $ 4,222,598            $ 3,415,856
                                                        ---------------------    -------------------
 Liabilities and stockholders' equity:
   Notes payable:
    Due within one year                                     $ 2,860,746            $ 2,233,267
    Due after one year                                        1,020,318                968,463
                                                        ---------------------    -------------------
     Total notes payable                                      3,881,064              3,201,730
   Financial derivatives                                         93,997                 20,762
   Accrued interest payable                                      29,756                 26,358
   Accounts payable and accrued expenses                         17,453                 18,037
   Reserve for losses                                            16,757                 14,532
                                                        ---------------------    -------------------
    Total liabilities                                         4,039,027              3,281,419
   Preferred stock                                               35,000                      -
   Common stock at par                                           11,639                 11,564
   Additional paid-in capital                                    82,527                 80,960
   Accumulated other comprehensive (loss)/income                   (407)                 8,395
   Retained earnings                                             54,812                 33,518
                                                        ---------------------    -------------------
   Stockholders' equity                                         183,571                134,437
                                                        ---------------------    -------------------
    Total liabilities and stockholders' equity              $ 4,222,598            $ 3,415,856
                                                        ---------------------    -------------------

                              Federal Agricultural Mortgage Corporation
                                Consolidated Statements of Operations
                              (in thousands, except per share amounts)

                                                               Three Months Ended                Twelve Months Ended
                                                      ----------------------------------- --------------------------------
                                                          Dec. 31,          Dec. 31,         Dec. 31,          Dec. 31,
                                                            2002              2001             2002              2001
                                                      ----------------- ----------------- ---------------- ---------------
 Interest income:
   Investments and cash equivalents                       $ 9,682          $ 11,494         $ 40,799          $ 65,334
   Farmer Mac guaranteed securities                        21,383            25,234           89,736           110,169
   Loans                                                   12,578             2,525           39,505             5,710
                                                      ----------------- ----------------- ---------------- ----------------
 Total interest income                                     43,643            39,253          170,040           181,213
 Interest expense                                          34,914            32,056          135,014           154,274
                                                      ----------------- ----------------- ---------------- ----------------
 Net interest income                                        8,729             7,197           35,026            26,939
 Provision for loan losses                                    389               300            1,340               600
                                                      ----------------- ----------------- ---------------- ----------------
 Net interest income after provision for loan losses        8,340             6,897           33,686            26,339

 Gains/(Losses) on financial derivatives
 and trading assets                                        (2,903)              317           (4,359)             (726)
 Other income:
   Guarantee fees                                           5,114             4,534           19,277            15,807
   Miscellaneous                                              114               140            1,332               560
                                                      ----------------- ----------------- ---------------- ----------------
 Total other income                                         5,228             4,674           20,609            16,367
                                                      ----------------- ----------------- ---------------- ----------------
 Total revenues                                            10,665            11,888           49,936            41,980

 Expenses:
   Compensation and employee benefits                       1,238             1,454            5,142             5,601
   Provision for losses                                     1,759             1,686            6,883             6,125
   Regulatory fees                                            383                23            1,172               735
   General and administrative                                 781               957            5,547             4,094
                                                      ----------------- ----------------- ---------------- ----------------
 Total operating expenses                                   4,161             4,120           18,744            16,555
                                                      ----------------- ----------------- ---------------- ----------------
 Income before income taxes                                 6,504             7,768           31,192            25,425
 Income tax provision                                       1,854             2,287            9,330             8,419
                                                      ----------------- ----------------- ---------------- ----------------
 Net income before cumulative effect                        4,650             5,481           21,862            17,006
 of change in accounting principles and
 extraordinary item
 Cumulative effect of change                                    -                 -                -              (726)
 in accounting principles, net of tax
 Extraordinary gain/(loss), net of tax                     (1,313)                -              889                 -
                                                      ----------------- ----------------- ---------------- ----------------
 Net income                                                 3,337             5,481           22,751            16,280
 Preferred stock dividends                                    560                 -            1,456                 -
                                                      ----------------- ----------------- ---------------- ----------------
 Net income available to common stockholders              $ 2,777           $ 5,481         $ 21,295          $ 16,280
                                                      ----------------- ----------------- ---------------- ----------------
 Earnings per share:
     Basic earnings per share                              $ 0.24            $ 0.48           $ 1.83            $ 1.44
     Diluted earnings per share                            $ 0.23            $ 0.46           $ 1.77            $ 1.38
 Earnings per share before cumulative
 effect of change in accounting principles
 and extraordinary item:
     Basic earnings per share                              $ 0.35            $ 0.48           $ 1.76            $ 1.50
     Diluted earnings per share                            $ 0.34            $ 0.46           $ 1.69            $ 1.45

                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


      The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and delinquencies.

                   Farmer Mac Purchases, Guarantees and LTSPCs
-------------------------------------------------------------------------------------------
                                    Farmer Mac I
                           ------------------------------
                            Loans & AMBS       LTSPC          Farmer Mac II      Total
                           ------------------------------   ----------------- ---------------
                                                    (in thousands)
For the quarter ended:
   December 31, 2002          $ 62,841      $ 395,597          $ 38,714       $ 497,152
   September 30, 2002           58,475        140,157            37,374         236,006
   June 30, 2002               551,690        280,904            57,769         890,363
   March 31, 2002               74,875        338,821            39,154         452,850
   December 31, 2001            62,953        237,292            51,056         351,301
   September 30, 2001           75,135        246,472            42,396         364,003
   June 30, 2001                85,439        499,508            57,012         641,959
   March 31, 2001               48,600         49,695            47,707         146,002

For the year ended:
   December 31, 2002           747,881      1,155,479           173,011       2,076,371
   December 31, 2001           272,127      1,032,967           198,171       1,503,265




                          Farmer Mac Outstanding Guarantees and LTSPCs (1)
----------------------------------------------------------------------------------------------------------
                                            Farmer Mac I
                           ---------------------------------------------
                                    Post-1996 Act
                           ------------------------------
                             Loans & AMBS(2)    LTSPC      Pre-1996 Act    Farmer Mac II        Total
                           ------------------------------ -------------- ----------------  ---------------
                                                          (in thousands)
 As of:
  December 31, 2002           $2,168,994      $2,681,240    $ 31,960       $ 645,790       $ 5,527,984
  September 30, 2002           2,127,460       2,407,469      35,297         630,452         5,200,678
  June 30, 2002                2,180,948       2,336,886      37,873         617,503         5,173,210
  March 31, 2002               1,655,485       2,126,485      41,414         592,836         4,416,220
  December 31, 2001            1,658,716       1,884,260      48,979         595,156         4,187,111
  September 30, 2001           1,605,160       1,731,861      58,813         608,944         4,004,778
  June 30, 2001                1,572,800       1,537,061      65,709         579,251         3,754,821
  March 31, 2001               1,466,443       1,083,528      72,646         549,003         3,171,620

             Outstanding Balance of On-Balance Sheet Farmer Mac I and II Loans and Guaranteed Securities
--------------------------------------------------------------------------------------------------------------------

                                                     5-to-10-Year         1-Month-to-3-Year
                                Fixed Rate           ARMs & Resets              ARMs                   Total
                            --------------------   ------------------   ----------------------  --------------------
                                                               (in thousands)
 As of:
     December 31, 2002         $ 1,003,434            $ 981,548                $ 494,713           $ 2,479,695
     September 30, 2002          1,000,518              934,435                  498,815             2,433,768
     June 30, 2002               1,016,997              892,737                  516,892             2,426,626
     March 31, 2002                751,222              797,780                  350,482             1,899,484
     December 31, 2001             764,115              790,948                  302,169             1,857,232






                     Post-1996 Act Loan Delinquencies (3)
------------------------------------------------------------------------------

                                                  Outstanding
                                                 Guarantees and
                               Delinquencies         LTSPCs        Percentage
                           ------------------ ------------------ -------------
                                         (dollars in thousands)
 As of:
   December 31, 2002            $ 74,141        $ 4,821,634           1.54%
   September 30, 2002             91,286          4,506,330           2.03%
   June 30, 2002                  65,196          4,489,735           1.45%
   March 31, 2002                 87,097          3,754,171           2.32%
   December 31, 2001              59,807          3,518,476           1.70%
   September 30, 2001             71,686          3,318,796           2.16%
   June 30, 2001                  53,139          3,089,460           1.72%
   March 31, 2001                 67,134          2,562,374           2.62%

       Distribution of Post-1996 Act Loan Delinquencies
                    by Original LTV Ratio
                   as of December 31, 2002
---------------------------------------------------------------
                   (dollars in thousands)

  Original LTV Ratio       Delinquencies         Percentage
-----------------------   -----------------    ----------------
   0.00% to 40.00%           $ 2,740                  4%
  40.01% to 50.00%            14,734                 20%
  50.01% to 60.00%            28,267                 38%
  60.01% to 70.00%            22,967                 31%
  70.01% to 80.00%             3,543                  5%
  80.01% +                     1,890                  2%
                          -----------------    ----------------
                 Total      $ 74,141                100%
                          -----------------    ----------------




                Distribution of Post-1996 Act Loan Delinquencies
                          by Loan Origination Date
                          as of December 31, 2002
----------------------------------------------------------------------------
                          (dollars in thousands)

     Loan                                 Outstanding
  Origination                             Guarantees          Delinquency
     Date          Delinquencies          and LTSPCs             Rate
----------------  -----------------   --------------------  ----------------
  Before 1994          $ 4,525          $  696,624              0.65%
     1994                   -              171,407              0.00%
     1995                3,098             155,668              1.99%
     1996               13,002             355,671              3.66%
     1997               16,477             386,658              4.26%
     1998               14,391             707,075              2.04%
     1999               12,770             744,708              1.71%
     2000                6,077             437,433              1.39%
     2001                3,597             626,647              0.57%
     2002                  204             539,743              0.04%
                  -----------------   --------------------  ----------------
          Total       $ 74,141          $4,821,634              1.54%
                  -----------------   --------------------  ----------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2)  Periods prior to June 30, 2001 include only AMBS.
(3) Includes Farmer Mac I loans 90 days or more past due, in foreclosure, in bankruptcy (including loans performing under the original terms of the loan or an approved bankruptcy plan) and REO.